SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.      Name: First Ameritas Variable Life Separate Account

B.      Address of Principal Business  Office  (No. & Street, City,  State,  Zip
        Code):

                                  400 Rella Blvd., Suite 304
                                    Suffern, NY 10901-4253


C.      Telephone Number (including area code):

                                        1-800-215-1096

D.      Name and address of agent for service of process:

                                      Donald R. Stading
                         Vice President, Secretary & General Counsel
                        First Ameritas Life Insurance Corp. of New York
                                       5900 "O" Street
                                   Lincoln, Nebraska 68501

E.      Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8(A):

               Yes    [X]           No      [   ]

        Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Lincoln, State of Nebraska this 12th day of June, 2000.

                       First Ameritas Variable Life Separate Account

                                     /s/ Mitchell F. Politzer
                                     --------------------------
                                     Mitchell F. Politzer
                                     President & Chief Executive Officer

                           Attest:   /s/ Donald R. Stading
                                     ------------------------------
                                     Donald R. Stading
                                     Vice President, Secretary & General Counsel



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